Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Ann Marie Mayuga (314) 469 4798 or (314)477 4090

RICHARD S. MASINTON TO RETIRE FROM EFSC BOARD OF DIRECTORS

St. Louis, September 28, 2006 – Enterprise Financial Services Corp (NASDAQ:  EFSC), the parent company of Enterprise Bank & Trust, announced today the intent of its director, Richard S. Masinton, to retire from its board, effective April 18, 2007.  Masinton has served on the Enterprise Board since 2000 and was previously a board member of Commercial Guaranty Bancshares, Inc., which was acquired by EFSC in June 2000.  Masinton has served as head of EFSC’s Audit Committee until recently, when he was succeeded by Sandra Van Trease in that capacity.

“Dick has been a very productive and faithful board member throughout his term.  He gave exceptional leadership to our Audit Committee during a time when all public companies were being challenged to enhance their oversight and governance.  The Enterprise shareholders owe Dick a real debt of gratitude for his excellent service,” said Kevin Eichner, President and CEO.

“While we are only half way through the year, I thought it appropriate to give Enterprise’s Nominating & Governance Committee sufficient time to consider all options in presenting the best possible slate of board candidates for our shareholders well in advance of the annual election.  I have enjoyed my service with Enterprise and look forward to being involved with the company as a shareholder and client for many years in the future,” said Masinton.

James Murphy, Lead Director of the EFSC board, and Peter Benoist, Chairman,  indicated that the Nominating & Governance Committee is accepting Masinton’s retirement with gratitude for his service and has begun a search for a suitable replacement.  Lewis Levey as the Chairman of the EFSC’s Nominating & Governance Committee will lead the search effort.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.  The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

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